Exhibit 10.50
                              EMPLOYMENT AGREEMENT

The Employment Agreement by and between Chugach Electric Association (Chugach) and Eugene N. Bjornstad (Bjornstad) dated June 22, 1994 and which was extended until October 23, 2001 is terminated upon the signing of this new Agreement.

This Agreement is made and entered into this 22nd day of August, 2001, by and between Chugach Electric Association, Inc. ("Chugach") and Eugene N. Bjornstad ("Bjornstad"). The term of this Agreement will be from August 22, 2001, through October 24, 2002.

WHEREAS, Bjornstad has been employed by Chugach for eighteen years in a number of capacities, most recently as General Manager, and

WHEREAS, Chugach desires to retain Bjornstad as General Manager because of his qualifications and experience, and confirm in writing the heretofore mutual, verbal agreement between the parties, as well as confirm his continuing employment as General Manager by a motion of the Board of Directors of Chugach ("Board") approved at its duly held Board meeting on August 22, 2001.

For the reasons set forth above, and in consideration of the mutual covenants and promises of the parties hereto, Chugach and Bjornstad agree as follows:

1. Duties and Compensation

         a. Chugach hereby employs Bjornstad as the General Manager of Chugach with the powers, duties, and responsibilities as provided in Appendix A -- Board Policy 106, Delegations of Authority from the Board of Directors to the General Manager; Appendix B -- Board Policy 107, Board of Directors -- General Manager Relationship; Appendix C -- Board Policy 118, Delegation of Certain of the Secretary's and Treasurer's Duties to the General Manager, and in other Chugach policies and procedures and such other powers, duties, and responsibilities as the Board shall from time to time determine.

         b. Upon approval of this Agreement by the Chugach Board of Directors, Chugach shall pay Bjornstad $15,000 by check.

         c. Chugach shall pay Bjornstad an annual salary of $175,000 effective July 18, 2001 to October 24, 2002.

         d. Prior to the commencement of each contract year so long as this contract is in effect, the Board will annually set performance goals to establish a basis for additional forms of compensation for Bjornstad from time to time, including but not limited to incentive bonuses, GAINS Program, performance bonuses, and/or additional benefit packages, as shall be mutually agreed between the Board and Bjornstad. Such additional forms of compensation shall be agreed upon in writing and shall be in addition to the salary described in paragraph 1 .c. above.

         e. Bjornstad shall be entitled to participate in or otherwise be a party to all Chugach benefit and leave programs applicable to salaried administrative personnel and shall continue to participate in all such programs in the same manner and extent to which he is currently participating except as provided in paragraph 1.g. below.

         f. Bjornstad shall be assigned an unmarked, radio-equipped company vehicle which may be used for both personal and business purposes within Alaska. Bjornstad shall maintain and keep a daily log of his personal and business use of said vehicle as required by law.

         g. Bjornstad shall earn paid annual leave at a rate of twelve (12) hours per pay period. Accrued annual leave may be cashed in at any time at the sole discretion of Bjornstad. Bjornstad is required to use at least four weeks of annual leave per year and cannot accrue any more than four weeks additional annual leave to his existing leave balance.

         h. Bjornstad covenants and agrees that he will devote his full time and attention to the duties of General Manager. Bjornstad further agrees that he will not engage in any other form of work or business which requires his time without prior written consent of the Board. Bjornstad also agrees that he will not participate in any political activity which would reflect upon Chugach without prior consent of the Board.

2. Term

         a. The term of this Agreement shall be from August 22, 2001, to October 24, 2002. This Agreement may be extended for additional terms of one or more years thereafter sixty days or more prior to expiration of the then remaining term. This Agreement will automatically be extended for one year periods if the Board does not take formal action otherwise on or before a date sixty days prior to the then termination date or unless terminated as provided in paragraph 3 below.

3. Termination

         a. It is agreed that it is to the mutual benefit of Chugach and Bjornstad to enter into this Agreement, and that this Agreement shall not be terminated except as follows:

          1. Termination for Cause. For purposes of this Agreement, Bjornstad's termination shall be deemed to have been made for cause only under the following circumstances:

               (a) The termination is as a result of an act of dishonesty or moral turpitude on the part of Bjornstad constituting a felony.

               (b) In the event a majority of the entire Board, acting in good faith and upon the information then known to Chugach, determines that Bjornstad knowingly and willfully violated any State or Federal law which would or does injure the business or reputation of Chugach and/or which has or would seriously impair his ability to perform his duties and responsibilities as General Manager;

               (c) Bjornstad has, willfully and in bad faith, refused or neglected to carry out the specific reasonable duties or instructions which may have been assigned to him by the Board and such refusal shall continue after written notice authorized by a vote of a majority of the entire Board to Bjornstad and a period of ten (10) days in which time Bjornstad shall have the opportunity to cure such failure.

               In the event of the occurrence of any or all of the foregoing paragraphs 3.a.l. (a), (b), or (c), Chugach may terminate this Agreement by giving written notice authorized by a vote of a majority of the entire Board to Bjornstad not later than thirty
               (30) days following the event, transaction, or occurrence giving rise to such right of termination or, if later, thirty (30) days after Chugach first discovers that such event, transaction, or occurrence has taken place.

          2. Voluntary Termination. Unless otherwise mutually agreed between the parties, Bjornstad shall give Chugach a minimum of sixty (60) days written notice should he elect to terminate his employment as General Manager under this Agreement. Bjornstad shall receive any salary due as of the effective date of voluntary termination plus any accrued annual leave.

          3. Mutual Agreement of the Parties. This Agreement may be terminated by mutual agreement of the parties.

          4. Disability. Chugach may terminate Bjornstad's employment after having established Bjornstad's Disability, subject to applicable state or Federal law. For purposes of this Agreement, "Disability" means a physical or mental disability which impairs Bjornstad's ability to substantially perform his duties under this Agreement and which results in Bjornstad becoming eligible for long-term disability benefits under Chugach's long-term disability plan (or, if Chugach has no such plan in effect, which impairs Bjornstad's ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). Bjornstad shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of Bjornstad's Disability during which Bjornstad is unable to work due to a physical or mental disability, or (ii) any period of Disability which is prior to Bjornstad's termination of employment pursuant to this paragraph.

          5. Death. This Agreement shall terminate on the date of Bjornstad's death.

         b. If Chugach terminates this Agreement for cause pursuant to paragraphs 3.a.1 .(a), (b), or (c) above, Bjornstad shall not be entitled to any further payments after the effective date of such termination except those which were due Bjornstad on the effective date of termination.

         c. If Chugach terminates this Agreement for any reason other than as provided in paragraphs 3.a.l.(a), 3.a.1.(b), 3.a.1.(c), 3.a.2., 3.a.3., 3.a.4.,
or 3.a.5. above, Chugach shall pay Bjornstad, as severance pay an amount equal to six months of Bjornstad's annual salary, plus any accrued annual leave and any bonuses or other compensation then due as of the effective date of the notice of termination.

4. Binding Effect

This Agreement shall be binding upon and inure to the benefit of any successor of Chugach, and any such successor shall be deemed substituted for Chugach under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, consolidation, or otherwise, directly or indirectly acquires all or substantially all the assets or business of Chugach. Chugach will require any successor to expressly assume and perform this Agreement.

5.       Notices

Any notice required or desired to be given pursuant to this Agreement shall be in writing and mailed by certified mail, return receipt requested, or by hand delivery, with receipt personally acknowledged, to the parties at the following addresses:

         Chugach:          President, Board of Directors
                           Chugach Electric Association, Inc.
                           P.O. Box 196300
                           Anchorage, Alaska 99519-6300

         Bjornstad:        P.O. Box 729
                           Girdwood, Alaska 99587

6. Entire Agreement

This Agreement contains the entire understanding between the parties and may only be modified by an agreement in writing signed by both parties.

7. Assignment

This Agreement shall not be assigned in whole or in part by Bjornstad to any other person, business, or entity and any attempt to do so shall be void ab initio. No person, business, or entity shall have any interest in the terms, conditions, wages, or benefits provided under this Agreement in the event of Bjornstad's death or disability except as may be specifically provided by said benefit.

8. Applicable Law and Venue

This Agreement shall be governed by and construed under the laws of the State of Alaska. Venue for any litigation or arbitration under this Agreement shall be in the Third Judicial District, Anchorage, Alaska.

CHUGACH ELECTRIC ASSOCIATION, INC.



         By:      /s/ Bruce E.  Davison     Date:  August 22, 2001
                  Bruce E.  Davison
                  President, Board of Directors


         By:      /s/ Eugene N.  Bjornstad  Date:  August 22, 2001
                  Eugene N. Bjornstad
                  General Manager



ATTACHMENT:       Exhibit 1 -- 2001-2002 Goals

                                    EXHIBIT 1

                                 2001-2002 GOALS





                           1.       Implement a Leadership Plan

                           2.       Rate Case Finalized

                           3.       Establish a Disaster and Emergency Plan

                           4.       Keep MFI/I above 1.25

                           5.       Update Business Plan

                           6.       Establish Fuel Supply Strategy

                           7.       Capital Credits Plan Established

                           8.       Establish a Labor Relations Strategy

                           9.       Identify new sources of Revenue

                           10.      Carry out Refinancing